Exhibit 5.02

Curtis, Mallet-Prevost, Colt & Mosle LLP

Almaty Ashgabat Astana Beijing Buenos Aires Dubai Frankfurt Geneva	Houston London Mexico City Milan Muscat Paris Rome Washington, D.C.	101 Park Avenue New York, New York 10178-0061	Telephone +1 212 696 6000 Facsimile +1 212 697 1559 www.curtis.com

January 29, 2018
Flex Ltd.
2 Changi South Lane
Singapore 486123

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Flex Ltd., a company organized under the laws of Singapore (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale from time to time, in one or more offerings, of (i) ordinary shares, no par value and (ii) one or more series of the Company’s debt securities (collectively, “Debt Securities”) to be issued under an indenture to be entered into between the Company (acting through its Bermuda branch), as issuer, and U.S. Bank National Association, as trustee (a form of which is included as Exhibit 4.01 to the Registration Statement) and one or more supplements thereto (such indenture, together with the applicable supplement thereto pertaining to the applicable series of Debt Securities, the “Applicable Indenture”).

In rendering the opinion expressed below, we have examined such matters of fact, and have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinion express below. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We have assumed (i) that each series of Debt Securities and the Applicable Indenture governing such series of Debt Securities (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (ii) that each of the Documents has been or will be duly authorized by all requisite action, corporate or otherwise, (iii) that each of the Documents has been or will be duly executed and delivered by the parties thereto, (iv) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (v) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Based upon the foregoing and subject to the further qualifications and limitations set forth below, we are of the opinion that, when the Applicable Indenture has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular series of Debt Securities have been duly established in accordance with the terms of the Applicable Indenture and authorized by all necessary corporate action of the Company, and such Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Applicable Indenture and in the manner contemplated by the applicable Prospectus and by such corporate action, such Debt Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to preferences, fraudulent transfers and fraudulent conveyances), suspension of payments, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, (ii) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of any purported waiver of such concepts), regardless of whether enforcement is sought in a proceeding at law or equity and (iii) principles limiting the availability of the remedy of specific performance.

The foregoing opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is limited to questions arising under the laws of the State of New York as in effect on the date hereof, and we express no opinion as to any law other than the laws of such jurisdiction. Without limiting the generality of the foregoing, this opinion does not cover any matters arising under the laws of the jurisdiction of organization of the Company, or other political subdivisions thereof, or under any treaties or conventions to which such jurisdiction may be a party, or by which it may be bound.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we are (i) “experts” within the meaning of Section 11 of the Act or the rules and regulations of the Commission promulgated thereunder or (ii) within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Curtis, Mallet-Prevost, Colt & Mosle LLP